Exhibit 10.51

January 12, 2017

Mr. Surendra Babu Mandava

Dear Babu,

On behalf of Cadence Design Systems, Inc. (“Cadence”), I am pleased to offer you the position of Senior Vice President and General Manager, IP Group, reporting to me. Your compensation will include an annualized base salary of $375,000, and you will be paid bi-weekly. You will have a variable incentive opportunity, targeted at 75% of your annualized base salary, payable in accordance with the terms of Cadence’s Senior Executive Bonus Plan (including any successor plan thereof). You will also be issued an option to purchase 85,000 shares of Cadence common stock (the “Stock Option”) and an Incentive Stock Award of 85,000 shares of Cadence common stock (the “Stock Award”). In addition, you will be issued a Long-Term Performance-Based Incentive Stock Award of 125,000 shares of common stock (the “LTP Award”).

Please note that the terms of this offer are subject to the attached Employment Terms.

Cadence offers a comprehensive slate of employee benefits including, but is not limited to, the following:

•	401(k) plan with employer matching contribution

•	Non-Qualified Deferred Compensation Plan

•	Employee Stock Purchase Plan

•	Wide variety of medical, dental and vision plans

•	Life, disability, business travel accident and long-term care insurance

•	Healthcare and Dependent Care Flexible Spending Account reimbursement plans

•	Voluntary group legal, home, auto and pet insurance plans

Additional details on all of these benefits can be found in your Benefits Year-Round User Guide and will be discussed in depth at your new employee orientation.

Please understand that Cadence is an at-will employer, as described in the attached Employment Terms, and that this offer is contingent upon satisfactory completion of the Cadence background verification process and execution of Cadence’s Employee Proprietary Information and Inventions Agreement.

Offers of employment remain open for limited periods of time. Unless otherwise notified, this offer will expire on Monday, January 16, 2017.

Babu, we look forward to having you on our team!

Sincerely,

/s/ Lip-Bu Tan

Lip-Bu Tan
President & Chief Executive Officer
Cadence Design Systems, Inc.

Cadence Design Systems, Inc. 2655 Seely Avenue San Jose, CA 95134
Phone: 408-943-1234 World Wide Web: www.cadence.com

Employment Terms

Incentive Plan

Your variable incentive opportunity under Cadence's Senior Executive Bonus Plan (“SEBP”) is targeted at 75% of your annualized base salary. Actual payout amounts are determined based on both company and individual performance.

Equity Awards

Your equity awards are summarized below for convenience and are subject to continued service. The definitive terms for your equity awards will be set forth in the grant documents.

Stock Option

Your Stock Option will vest over four (4) years. The first 25% of the grant will vest on the first anniversary of your grant date, and the balance will vest monthly over the remaining thirty-six (36) months. Your proposed grant must be approved by the Compensation Committee of the Board of Directors. The exercise price for your Option will be the closing price of Cadence Common Stock on the NASDAQ on the date of grant. Additional information detailing your Stock Option will be sent to you within eight to twelve (8-12) weeks after your start date.

Stock Award

Your Stock Award will vest over four (4) years. The first 25% of the grant will vest on the first anniversary of your grant date, subject to achievement of a pre-determined corporate performance goal. If the first 25% of the grant vests, the remaining 75% of your grant will vest ratably on the 2nd, 3rd and 4th anniversaries of your grant date. Information detailing your Stock Award will be sent to you within eight to twelve (8-12) weeks after your start date.

Long-Term Performance-Based Incentive Stock Award

Vesting of your LTP Award will occur if the stock price increases to or above a threshold stock price of $28.00, and if the company exceeds a threshold level of relative total shareholder return (TSR). Performance for vesting will be measured in March 2021, with the ability for accelerating vesting on a portion of the LTP Award based on performance measured on March 15, 2019 and March 15, 2020. In addition, at each measurement date, the relative TSR of Cadence stock from February 8, 2016 to the applicable measurement date must be equal to or greater than the 35th percentile of companies listed in the S&P MidCap 400 Information Technology Index as of February 8, 2016 for any shares to vest on the respective measurement date. Any shares which do not vest for this reason on the first two measure dates are not lost, but are carried forward and may vest on the next measurement date.

Further details of the LTP Award grant will be sent to you within eight to twelve (8-12) weeks after your start date.

Non-Qualified Deferred Compensation Plan

You are eligible to participate in the Cadence Non-Qualified Deferred Compensation Plan (“NQDC”). You may defer up to 80% of your eligible base compensation and 100% of your eligible bonus compensation without the annual IRS limitations imposed on tax-qualified retirement plans, such as the 401(k) Plan. By deferring income into the NQDC plan, you may reduce your taxable wage base.

Cadence Design Systems, Inc. 2655 Seely Avenue San Jose, CA 95134    2
Phone: 408-943-1234 World Wide Web: www.cadence.com

Taxes on both the deferred income and earnings on investments are not assessed until you begin to receive distributions. You may enroll in the plan within thirty (30) days of your hire date. Participants will automatically receive enrollment and detailed plan information within the thirty (30) day period. If you choose not to participate, you will have an annual opportunity to participate beginning each January 1.

Vacation

As an executive, you will not accrue vacation, but may take personal time off at your discretion, subject to Lip-Bu’s approval.

At-Will Employment
Cadence is an at-will employer. You are not being promised any particular period of employment. The employment relationship may be terminated by either you or Cadence at any time, with or without cause and with or without notice, for any reason whatsoever. No one at Cadence is empowered, unless specifically authorized in writing by the executive overseeing Human Resources, to make any promise, express or implied, that employment is for any minimum or fixed period or that cause is required for the termination of the employment relationship.

Confidentiality and Non-Disclosure Obligations

Cadence has a policy of non-disclosure to anyone in our Company of any confidential or proprietary information belonging to your current employer.  This policy of non-disclosure also applies to confidential or proprietary information belonging to your previous employers, or any other person or entity with whom you have a non-disclosure agreement.  Accordingly, please do not use or disclose to Cadence any confidential or proprietary information belonging to your employer or any other person or company with which you have signed such a non-disclosure agreement.

Cadence also requires that its employees protect its confidential and proprietary information from disclosure to any unauthorized persons or entities.  Therefore, it is a condition of your employment with Cadence that you execute Cadence's Employee Proprietary Information and Inventions Agreement.

Cadence’s Code of Business Conduct and Outside Employment Activities

All Cadence employees are expected to devote their primary efforts to performing the job that Cadence hired them to perform.  All employees must comply with Cadence’s Code of Business Conduct, which requires, among other things, that employees obtain a “Conflict of Interest Waiver” before engaging in any outside employment and certain other activities that may conflict or appear to conflict with Cadence’s interests. As such, outside employment – including but not limited to self-employment, consulting, and serving as a board member or director for another company – is not permitted for full-time or part-time employees without prior approval as set forth in the Code of Business Conduct.

Employment Eligibility

In accordance with the Immigration Reform and Control Act of 1986, you will be required to provide Cadence with documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided within three (3) business days of your date of hire; otherwise our employment relationship with you may be terminated.  Cadence will provide immigration assistance to maintain and/or obtain work authorization where applicable.

Cadence Design Systems, Inc. 2655 Seely Avenue San Jose, CA 95134    3
Phone: 408-943-1234 World Wide Web: www.cadence.com

If you do not have a Social Security Card, you are responsible for applying for a Social Security Card within fourteen (14) days of entering the United States.  If, within 30 days of your first day of employment with Cadence, Human Resources has not received your Social Security Card, your pay will be suspended until you provide us with a copy of your card.

Depending on the position you have been offered, a function of your job with Cadence may require access to data that is restricted by export regulations. If the position you have been offered does require you to be able to access export-restricted data, then this offer of employment is also contingent on your ability to access the data in accordance with the regulations, which is based on your residency status.   If you are not a “U.S. Person” (citizen, green card holder or protected refugee), an export license may be required before access to the data is granted.

Please take your time reading through this entire packet. Should you have any questions regarding its content, do not hesitate to call or email me directly. Kindly sign/complete and return the enclosed documents as instructed on the checklist. Completed documents can be scanned and emailed.

****

This is to verify my acceptance of the above stated offer and employment terms:

/s/ Surendra Babu Mandava	1/12/2017	1/13/2017
Surendra Babu Mandava	Today’s Date	Desired Start Date

Cadence Design Systems, Inc. 2655 Seely Avenue San Jose, CA 95134    4
Phone: 408-943-1234 World Wide Web: www.cadence.com